Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3D (No. 033-64369) filed with the SEC on November 17, 1995, Form S-8 (No. 333-02007) filed with the SEC on March 28, 1996, Form S-8 (No. 333-36610) filed with the SEC on May 9, 2000, Form S-3D (No. 333-129023) filed with the SEC on October 14, 2005, and Form S-8 (No. 333-174667) filed with the SEC on June 2, 2011 of Juniata Valley Financial Corp. of our reports dated March 16, 2015, relating to the consolidated financial statements and the effectiveness of Juniata Valley Financial Corp.’s internal control over financial reporting, which appear in this Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania
March 16, 2015